Exhibit 5.1

J. Vernon Patrick, Jr.	C. Dennis Hughes	Theresa A. Tkacik
–––––––	Charles M. Elmer	Laura Ellen Lewis
Bert S. Nettles	Kimberly B. Glass	Sandra Payne Hagood
Wyatt R. Haskell	Patricia C. Diak	Vincent J. Graffeo
William M. Slaughter	N. Andrew Rotenstreich	Margaret Mary Fullmer
J. Michael Rediker	Peter J. Tepley	Felicia A. Long
Thomas G. Mancuso	Michael B. Odom	Charles Price II
Frank M. Young, III	Brennan C. Ohme	Reginald L. Jeter
Roger A. Brown	Joseph L. Cowan II	Gilbert C. Steindorff IV
Robert E. Lee Garner	Kimberly L. Hager	Laura S. Dunning
Benjamin B. Spratling III	Page A. Poerschke	James W. Porter III
Thomas T. Gallion, III	Matthew T. Franklin	Ashley S. Hugunine
Thomas L. Krebs	Jamie A. Johnston	C. McDowell Crook
J. Mark Hart	Khristi Doss Driver	Jeremy S. Walker
Jesse P. Evans III	John H. McEniry, IV	Jay V. Shah
Mark E. Ezell	Meredith Jowers Lees	–––––––
Thomas E. Reynolds	Latanishia D. Watters	* Admitted only in New York
Romaine S. Scott III	–––––––	† Admitted only in Georgia
Stephen L. Poer	David R. Baker
Ross N. Cohen	Leo Kayser *
Robert H. Adams	Peyton D. Bibb, Jr.
Robert L. Williams	Stanley H. Pollock †
John M. Fraley	A. Lee Martin
William W. Horton	Amy Kirkland Myers
Constance C. Walker	Staci G. Cornelius
Gwen L. Windle	Michael C. Skotnicki
Michael K.K. Choy	Thomas J. Buchanan
Allen R. Trippeer, Jr.	Robert M. Lichenstein, Jr.
R. Scott Williams	W. Al Watkins
F. Lane Finch, Jr.	Kirk D. Smith
Mark D. Hess	Jagdesh B. Kirpalani
William K. Holbrook	–––––––
January 2, 2009
Board of Directors
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35243

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Superior Bancorp., a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama (the “Company”), in connection with the offer and sale in a private placement transaction of (a) 69,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Shares”), of the Company; (b) a warrant (the “Warrant”) to purchase 1,923,792 shares of common stock, $.001 par value per share, at an initial exercise price of $5.38 per share of the Company (the “Common Stock”); and (c) the 1,923,792 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”), pursuant to a Letter Agreement (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Board of Directors
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35243
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 2, 2008, (ii) specimen certificates representing each of the Preferred Stock and Common Stock, (iii) the Restated Certificates of Incorporation, as amended, of the Company, as currently in effect, which include the Certificate of Designation setting forth the powers, designations, preferences, and relative or other special rights of, and the qualifications, limitations and restrictions of the Preferred Shares, (iv) the Bylaws, as amended, of the Company, as currently in effect, (v) the Warrant and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Securities Purchase Agreement and the issuance of the Securities contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     The opinion is limited in all respects to matters of law of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. The opinion is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws and we express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.
     Based upon and subject to the foregoing, we are of the opinion that the Preferred Stock and the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration

Board of Directors
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35243
Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     This opinion is given solely in the capacity set forth herein and is not to be used, relied on, or referred to for any other purpose without our express written permission.
Sincerely,
/s/ Haskell Slaughter Young & Rediker, LLC
Haskell Slaughter Young & Rediker, LLC